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                                                                    Exhibit b(2)
                          OPENING OF A CREDIT FACILITY


Between the undersigned:

BANQUE PARIBAS, a Corporation with Board of Directors and Supervisory Council, with capital of 5,651,454,100 French francs, whose registered address is in PARIS at 3, rue d'Antin, RCS PARIS B 662 047 885,

represented by Mr. Gerard Chatelain and Mr. Francois Hervey, acting, respectively, as Director and as Director of Corporate Customers of the Neuilly Business Center,

         Hereinafter referred to as "the Bank ";

                                            of the first part

AND


The Corporation with Board of Directors and Supervisory Council PUBLICIS, with capital of 202,453,525 French francs, whose registered address is in PARIS 75008 at 133, avenue des Champs-Elysees, RCS PARIS B 542 080 601,
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represented by Mr. Jean Paul Morin, General Secretary of the PUBLICIS Group, by
virtue of authority conferred upon him by a decision of the Board of Directors assembled on April 7, 1997, a certified copy of which is annexed hereto,

         Hereinafter referred to as "the Borrower,"

                                                   of the second part


IT HAS BEEN AGREED AND COVENANTED AS FOLLOWS:

ARTICLE 1: TERMS FOR OPENING THE FACILITY

Amount of credit: 200,000,000 French francs (Two hundred million French francs)

Object of the facility: Opening of this credit facility is intended for financing of the Borrower's general needs.

Period of the credit: This Agreement comes into force as of the date of execution of this instrument.
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The credit facility opened herein shall be extended for a duration of 364 days.

ARTICLE 2: DELAYING CONDITIONS

The credit facility opened herein shall only be placed at the Borrower's disposal after the Borrower has tendered to the Bank the following documents and papers:

         -        by-laws

         -        "k-bis" statement dated within the past three months

         -        signer's authority

in a form declared satisfactory by the Bank.

Should all of the above-stated conditions not be satisfied by June 10, 1997 at the latest, the Agreement herein shall be legally void.

ARTICLE 3: TERMS FOR USAGE

The credit facility opened herein is usable by means of discounting of promissory notes signed by the Borrower to the order of the Bank, with a term of 1, 2, 3, 4, 5, or 6 months.
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The said discounted amounts shall be credited to the Borrower's current account opened on the books of the Bank [under number ...] ...A 560547 V.

These drawdowns, a sample of which is attached to this document, shall be in units of a minimum amount of 10,000,000 francs.

They must be remitted to the bank no later than one day before the discount date.

These notes shall bear the words "free of fees" and made for value in consideration of this credit facility. Their execution and renewal shall not give rise to novation. They shall be domiciled at the Bank and renewable within the limits authorized herein. They may not be demanded by the Borrower prior to their due date.

Should the expiration of the term hereof occur, the Bank is authorized to transform the notes into sight drafts.

The Borrower gives notice that the person authorized to sign the notes is

Mr. Jean-Paul Morin

and undertakes to inform the Bank of any change which occurs in the names of the
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authorized signatories before any renewal of the said notes.

ARTICLE 4: REDUCTION OF THE AUTHORIZATION

The facility opened herein shall terminate at the close of 364 days from the date of signing of this document, and all usage thereunder must be completely paid out as of that date.

ARTICLE 5: INTEREST

Interest shall be calculated at the TIOP(1) (or PIBOR) in use, augmented by 0.10 point, with calculation to be performed in the exact number of days the credit is available, based on a year of 360 days.

This interest shall be charged at the due date of each promissory note, unless such notes are for a term greater than three months, in which case, interest shall be charged at the end of each quarter of the civil calendar within the term, and charged for the last time on the

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(1) TIOP (Interbank rate offered at Paris) or PIBOR (Paris Interbank Offered
Rate)

TIOP or PIBOR is the average interbank rate offered in Paris at 11 a.m. (Paris time) by a selected group of banks called the reference banks on the business day preceding the drawing date (or on the day of the advance or the first day of interest calculation) for deposits in French francs (or in ECUS) and for a term equal to that of the drawdown (or of the advance or the period of interest calculation) in question.

It is broadcast daily on the TELERATE screen (presently on page 20041) on the business day preceding the date of the drawdown (or of the advance or the period of interest calculation) under the auspices of the French Association of Banks for periods of 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, and 12 months and is available at the Bank. The TIOP (or PIBOR) in francs for periods of one month and three months is published daily with the official rate of the Society of French Securities Exchanges (under the title "PIBOR").
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due date of the note by debiting the current account of the Borrower.

MARKET DISTURBANCES

The spread on the Paris market on extremes of the rates bid and asked at 11 a.m. for the French franc for the TIOP rate determination periods by the reference banks (as they are displayed on the TELERATE screen) is generally 1/8% [0.125%] per year.

A market disturbance shall be deemed to have occurred once the spread between highest and lowest offered rates over the period of the drawdown in question shall be greater than _% [0.5%] per year at 11 a.m. on the date of setting of the reference rate (TIOP).

In case of market disturbance, the Bank shall advise the Borrower immediately by all means. The Bank and the Borrower shall then negotiate to arrive at different manner of setting a reference rate in light of the new situation.

In the absence of agreement between the Borrower and the Bank, the reference rate then applicable to the drawdown shall be equal to the arithmetic mean of the four highest rates used in setting the TIOP for the period in question of the business day prior to the day the funds were made available (or the first day of the period for calculating interest).

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Non-Publication of the TIOP

If the TIOP, in the form calculated and published by the French Association of Banks, should cease for any reason to be published (for example, because of operating conditions in the interbank market or lack of response from several reference banks not allowing its determination in the manner prescribed under the set rules), the Bank shall advise the Borrower immediately by all means, and the following provisions shall apply:

         - in case an index substituted for the TIOP shall be published under auspices of the French Association of Banks (or of any other organization, insofar as the Bank shall be placed in the sampling of reference institutions), that index shall be immediately applicable to further drawdowns (or to the drawdown in question);

         - otherwise, the Bank and the Borrower shall negotiate in order to arrive at a new reference rate;

         - failing agreement, the reference index shall be equal to the arithmetic mean (rounded off, if necessary, to the next highest one-sixteenth of a percent (1/16%)) of the rates offered, which shall have been communicated to the Bank by the following four banks: Caisse Nationale du Credit Agricole, Banque Nationale de Paris, Credit Lyonnais, and Societe Generale. In case of non-response from one or more of these four institutions ([illegible] TIOP reference banks) for transactions denominated in francs [and in] an

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amount equal to the amount of the drawdown in question for the same duration, as of the day the funds were made available (or the first day of the period for calculating interest).

ARTICLE 6: COMMISSION

From the date of execution of this document, a commission for non-use shall be due, calculated upon the portion of this facility authorized but not used at the rate of 0.0625 per year.

This commission shall be payable at the end of each quarter by debiting the current account of the Borrower based on sums not utilized during the period in question, and calculated upon the exact number of days as a proportion of a year of 360 days.

It shall be definitively earned by the Bank even in case of premature renunciation of this facility.

ARTICLE 7: EFFECTIVE OVERALL RATE

Pursuant to Article I. 313-1 of the Consumers' Code (formerly Law No. 66-1010 of December 28, 1966) and to Decree No. 85.944 of September 4, 1985, it is stated as an indication that in case of a complete drawdown of the amount authorized in this credit
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facility at the rate of one promissory note every three months, and given the three-month TIOP rate in effect on February 27, 1997 set at 3.3437% per year, the effective overall interest rate on the credit herein is 3.49% per year as of this date, with the rate for the period in question being 0.8729%.

ARTICLE 8: PREMATURE RENUNCIATION

The Borrower shall have the power to decline to draw funds on any note for all or part of the credit herein, on condition that it notify the Bank by registered letter, return receipt requested, 30 days prior to the effective date of such renunciation. The renunciation shall be irrevocable, and shall not be less than 50,000,000 francs, and, beyond that sum, shall be in full multiples of 10,000,000 francs. If renunciation is total, the Borrower shall thenceforth not make a claim for any further utilization hereunder.

Partial renunciation shall reduce the authorized credit by the amount declined.

The total amount of commissions provided for in this Agreement and payable on the due date shall remain earned by the Bank.

No penalty shall attach by reason of a renunciation.
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Sums used which exceed the reduced authorized amount must be repaid on their due date.

ARTICLE 9: TAXES, CHARGES, AND COSTS

Any payment of principal, interest, commissions, or ancillary charges in favor of the Bank shall be made free of all taxes and official charges of any kind, present or future, collected or withheld in France, which might affect such sums, whatever their mode of payment.

In particular, the Borrower shall reimburse to the Bank:

1) All present and future taxes, charges, and official fees attaching to these transactions, except for corporate income tax,

2) All costs and duties of any kind to which this Agreement might give rise; in particular those relating to its registration and execution,

3) All registration charges and other costs and professional fees of any kind which may be payable in case the Bank should be obliged to contemplate or resort to judicial means to obtain payment of the amounts or sums which may be due, as well as any premiums, deposit fees, and travel or other expenses.
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ARTICLE 10: CHANGED CIRCUMSTANCES

If the costs of using the credit facility are increased for the Bank in consequence of a new legislative or regulatory scheme, or of a new directive or mandate from a competent Authority, or of a change in any law, regulation, or directive (such as, for example, mandatory reserves or deposits, penalties for surpassing statutory credit exposure limits, coefficients of retained earnings or fixed assets, or liquidity, or any other thing, or any tax, charge, duty, or other levy except for general company income tax), the Bank shall notify the Borrower thereof and state its intention to raise the rate of interest on the credit facility it has granted by the percentage necessary to maintain its profit margin.

In case the Borrower and the Bank do not reach agreement on the new terms to be applied to the transaction in the sixty days following such notice as to the occurrence of changed circumstances, all the Borrower's drawdowns shall become due and owing, and the furnishing of this facility shall be fully rescinded.

ARTICLE 11: DELAYED INTEREST

In case of default by the Borrower, the amounts which become due and owing to the Bank
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shall yield delayed interest at WAR [TMP](2) increased by two points until complete reimbursement.

ARTICLE 12: DECLARATIONS OF THE BORROWER

The Borrower declares, and its declarations are deemed to be repeated during each use of this facility, unless the Borrower expressly notifies the Bank to the contrary:

- that the present document is in conformity with French law and that it does not contravene the articles of incorporation or by-laws of the Borrower in any respect.

- that the signatory of this Agreement is duly authorized to sign the present document and can validly bind the corporation.

- that all financial statements it has provided to the Bank are correct, and that they were prepared in accordance with accounting principles generally applied in France, and that they provide an accurate image of the profit and loss for each fiscal year.

- that it is not a party to, or threatened with, any lawsuit which might be susceptible of

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         (2) WAR [TMP] is the weighted average daily interest rate [taux moyen pondere] of the interbank market against pensions, set each day by the Banque de France. It is published daily, in particular in the Official Rates of the Society of French Securities Exchanges, and is available at the Bank.
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preventing it from meeting its obligations hereunder, and that it is not the subject of any proceedings.

- that since the closing date of its most recent fiscal year, no event has occurred which could prevent it from fulfilling the obligations imposed by this Agreement.

- that none of the provisions of the Article entitled "Accelerated Demand" are applicable to it.

- that its obligations under this Credit Agreement are equal in priority with those of the same kind into which it has entered with other credit institutions.

- that it is not the subject of proceedings whose final outcome would be the payment of certain creditors, that it has not entered into a composition with creditors, nor is it in a state of suspension of payments, and that it is not the object of any proceeding for creditors of any kind whatsoever.

- that it is not in arrears in payment of its taxes, duties, or other official charges.
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ARTICLE 13: UNDERTAKINGS OF THE BORROWER

So long as the Borrower shall be debtor hereunder, it undertakes:

- not to create, or allow to remain in being, real securities guaranteeing any of its present or future obligations of payment as a borrower under a facility of the same kind without making the Bank a beneficiary of a security which it deems to be equivalent thereto.

- to deliver to the Bank all documents which the Bank shall deem useful to it at any time, and to give to the Bank minutes of its ordinary and extraordinary shareholders meetings as soon as they are prepared, and, no more than six months after the end of any fiscal year, conformed certified copies of its annual balance sheets, accounts, and profit and loss statements, and all documents required by law to be appended thereto, accompanied by the auditors' reports.

- to notify the Bank as soon as possible of any event which might constitute a case of accelerated demand.

- to provide written notice to the Bank of any important transformation affecting its juridical form, nature, or capacity (in particular, changes of name, change of registered address, voluntary winding-up, judicial reorganization or liquidation, or dissolution).
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ARTICLE 14: ACCELERATED DEMAND

Independently of [ ... ] causes for accelerated demand, the opening of this facility shall be fully rescinded immediately, with the Borrower unable to claim any further utilization, with those already made becoming immediately due and owing, in the following cases:

-default in making timely payment of any sum due hereunder.

- failure to perform any of the obligations arising hereunder, in particular failure in respect of any undertaking provided for in this Agreement.

- falsity of any statement made by the Borrower, or provision of inadequate information.

- dissolution, voluntary winding-up, judicial reorganization or liquidation, or ceasing to do business.

- default in timely payment of any sum due from the Borrower to anyone, particularly inclusive of official contributions, taxes, and allocations. The same will apply in case of accelerated demand under any credit facility accorded to the Borrower under another contract, whether equal priority be granted by the Bank or a third party, unless the
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Borrower has not disputed the validity of said debt in good faith, and such dispute is before a court of competent jurisdiction, in which case the payment of such debt shall not constitute a case for accelerated demand to the extent that the dispute is not settled.

- merger (unless the Borrower is the acquiring company), splitting up, or transformation into another kind of company.

- judicial or banking interdiction of the Borrower.

The end of the term hereof shall be fully accorded to the Bank 30 days after notification of default in performance of this Agreement by registered letter with return receipt requested.

ARTICLE 15: MISCELLANEOUS CLAUSES

It is formally stated that the Bank may at any time avail itself of the causes for demand provided herein without the non-exercise of its rights implying renunciation of any of those rights.

Delays in payment shall never be interpreted as equivalent to the Bank's consent to allow such delays.
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Assessment of delayed interest shall not be interpreted as the Bank's agreement to any kind of moratorium.

The Borrower shall not assign rights or delegate obligations arising from this Agreement without prior written consent of the Bank.

The Bank reserves the right to transfer all or part of the commitments arising hereunder, on condition that it inform the Borrower thereof in such form as the laws or regulations may require.

Pursuant to the provisions of Article 36 of Law No. 88-1201 of December 23, 1988 relating to organizations for collective investment in real estate, and on creation of mutual funds of securities, as modified by Law No. 93-1444 of December 31, 1993, the Bank may assign the collection of debts engendered by this Agreement.

Any modification of this contract shall be made by written agreement.

ARTICLE 16: APPLICABLE LAW

This Agreement is subject to French law for its validity, its interpretation, and its performance.
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ARTICLE 17: JURISDICTION

The Commercial Court of Paris shall have sole jurisdiction to adjudge any dispute relating to this Agreement.

ARTICLE 18: CHOICE OF DOMICILE

The parties elect as domicile for the performance of this Agreement and its consequences the addresses given at the beginning of this document.

Signed at Neuilly-sur-Seine, May 2, 1997

in as many originals as there are parties

[handwritten] Read and approved

                  /s/                                /s/

         the Borrower(3)                          the Bank

         PUBLICIS SA

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         (3) Signature preceded by the handwritten notation "Read and Approved"
and accompanied by the Borrower's seal.
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SAMPLE PROMISSORY NOTE


Against this                                                       BOR notation
PROMISSORY NOTE                                                     if required
stated to be exempt from fees
we will pay the amount indicated
below to

[place]                    [date]
Amount for verification    Date of making   Due date   BOR only
     Amount FF

                                            Maker's reference

Maker's account information
       Address

instit. code      teller code      Account no. R.I.B. key        Tax stamp and
signature

Dated                                   Name
                                    and address
                                          of
                                      signer
Good for guarantee at                              Do not write below this line.